EXHIBIT 99.1

LAKEFIELD VENTURES ACQUIRES NEW MEXICO URANIUM PROPERTY

April 19, 2006 - Reno, Nevada – Lakefield Ventures, Inc. (the “Company” or “Lakefield”) (OTCBB: LKFV) is very pleased to announce that it has acquired a 100% interest in the La Jara Mesa Extension uranium property consisting of 137 unpatented mining claims (approximately 2,740 acres) in Grants Mining District, Cibola County, New Mexico.  The La Jara Mesa Extension property lies adjacent to Laramide Resources Ltd.’s La Jara Mesa and Melrich uranium deposits.  Between 1950 and 1978 the Grants Mining District produced 135,891 tons of U3O8, which ranks it as one of the most prolific uranium districts in the United States.  The Company acquired the La Jara Mesa Extension mining claims through staking.

The uranium mineralization in the area occurs as tabular units within Brushy Basin member of the Jurassic Morrison formation. The host sandstone is equivalent to the production zone at the Jackpile Mine operated by Anaconda to the east of the project area. The formation is near horizontal and is dry.

The La Jara Mesa deposit, which is owned by Laramide Resources Ltd., lies on the southwest boundary of the Lakefield claim block and contains five separate areas which have a combined mineral inventory (drill indicated and inferred) of 1,133,310 tons at 0.30% eU3O8 containing 7,133,310 pounds of U3O8 utilizing a 15% diluted thickness/grade cutoff of 6 feet at 0.16% eU3O8 as defined by Homestake Mining Company in 1982.  Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Lakefield’s properties.

The Melrich ore body, which is owned by Laramide Resources Ltd., lies on the northeast boundary of the Lakefield claim block and is a north-south trending tabular unit containing an Indicated/Inferred/Potential resource of 1,045,500 tons at an undiluted grade of 0.154% eU3O8 for a total of 3,217,000 pounds of U3O8 when using a 0.08% eU3O8 cutoff per Homestake Mining Company.  The ore body is approximately 2,600 feet in length, 500 feet in width, and has an average thickness of 11.8 feet.

The Jurassic Morrison formation’s Brushy Basin member uranium host rock extends under Lakefield’s claim block with drilled uranium reserves on the boundaries.  The Company is in the process of planning a drill program to explore the property.

Additionally, the Company has accepted the resignation of Mr. Wallace M. Mays, Chairman of the Board and Director, effective immediately.

Mr. Richard L. Bachman, President of Lakefield Ventures Inc., stated, “We wish to thank Mr. Mays for his service and look forward to pursuing Lakefield’s objective to become a uranium producer.”

About Lakefield Ventures Inc.

Our vision for Lakefield is to build a uranium production company through the acquisition of late stage uranium projects; and then, engineer and build low cost, environmentally responsible mines.  We intend to seek strategic partnerships in our operating areas and expand our resource base through exploration.  At its heart, Lakefield is committed to becoming a profitable producer and marketer of uranium.

For more information please contact:

Mr. Richard Bachman, President

Tel: (775) 721-8883

THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, LAKEFIELD’S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS, AND CERTAIN OTHER MATTERS.  THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1955 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.